EXHIBIT 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

MEDIWARE INFORMATION SYSTEMS, INC.,

INTEGRATED MARKETING SOLUTIONS, LLC,

T.J.C. INVESTMENTS, INC.,

S.M.C., INC.,

TODD COLLINS

and

SCOTT CECCORULLI

Dated: October 16, 2007

ARTICLE I SALE AND PURCHASE OF ASSETS		1

1.1.	Agreement to Purchase and Sell	1
1.2.	Purchased Assets	2
1.3.	Excluded Assets	3
1.4.	Name Following the Closing	3
1.5.	Certain Consents to Assignment	3

ARTICLE II PURCHASE PRICE; ALLOCATION		3

2.1.	Calculation of Purchase Price	3
2.2.	Determination of Estimated Initial Purchase Price	4
2.3.	Determination of Initial Purchase Price.	4
2.4.	Incremental Revenue Payment.	5
2.5.	Escrow Amount	7
2.6.	Allocation of Purchase Price	7

ARTICLE III ASSUMPTION OF LIABILITIES		8

3.1.	Liabilities to be Assumed by Buyer	8
3.2.	Liabilities of Seller Not Assumed	8

ARTICLE IV CLOSING		8

4.1.	Closing Date	8
4.2.	Payment of Estimated Initial Purchase Price	8
4.3.	Buyer’s Additional Deliveries	9
4.4.	Seller’s Deliveries	9
4.5.	Further Assurances	10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER, THE MEMBERS AND THE PRINCIPALS		11

5.1.	Organization of Seller	11
5.2.	Authorization, Execution and Enforceability	11
5.3.	Absence of Restrictions and Conflicts	11
5.4.	Interests in Other Entities	12
5.5.	Ownership of Assets and Related Matters.	12
5.6.	Financial Statements; Undisclosed Liabilities	13
5.7.	Operations Since Balance Sheet Date	13
5.8.	Legal Proceedings	13
5.9.	Licenses, Permits and Compliance with Law	14
5.10.	Assumed Contracts	14
5.11.	Taxes	14
5.12.	Employees	14
5.13.	Employee Benefit Plans	15
5.14.	Labor Relations	16
5.15.	Insurance	16
5.16.	Intellectual Property.	16
5.17.	Code Quality.	22

5.18.	Transactions with Affiliates	22
5.19.	Customer Relations	23
5.20.	Nondisclosed Payments; Ethical Practices	23
5.21.	Brokers, Finders and Investment Bankers	23
5.22.	Disclosure	23

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		24

6.1.	Organization, Power and Good Standing	24
6.2.	Authority	24
6.3.	No Violation	24
6.4.	Disclosure	24
6.5.	Seller Customers	24

ARTICLE VII ACTION PRIOR TO THE CLOSING DATE		25

7.1.	Access to Information	25
7.2.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.	25
7.3.	Consents of Third Parties	26
7.4.	Merger of the Subsidiary	26
7.5.	Operations Prior to the Closing Date	26
7.6.	Non-Solicitation	26

ARTICLE VIII INDEMNIFICATION		26

8.1.	Indemnification of Buyer	26
8.2.	Indemnification of Seller	27
8.3.	Method of Asserting Claims	28
8.4.	Nature and Survival of Representations	29
8.5.	Injunctive and Other Relief	29

ARTICLE IX CONFIDENTIAL INFORMATION; NON-COMPETITION		29

9.1.	Definitions	29
9.2.	Trade Secrets and Confidential Information.	30
9.3.	Noncompetition.	30
9.4.	Severability	31

ARTICLE X ADDITIONAL COVENANTS AND AGREEMENTS		31

10.1.	Employee Matters	31
10.2.	Public Announcements	31
10.3.	Access to Properties and Records.	31
10.4.	Payment of Debts	32
10.5.	Right of Offset	32

ARTICLE XI CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		32

11.1.	No Misrepresentation or Breach of Covenants and Warranties	33
11.2.	No Changes or Destruction of Property	33

11.3.	No Restraint or Litigation	33
11.4.	Necessary Consents	33

ARTICLE XII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		33

12.1.	No Misrepresentation or Breach of Covenants and Warranties	33
12.2.	No Restraint or Litigation	33

ARTICLE XIII TERMINATION		34

13.1.	Termination	34
13.2.	Notice of Termination	34
13.3.	Effect of Termination.	34

ARTICLE XIV GENERAL PROVISIONS		34

14.1.	Waiver of Terms	35
14.2.	Amendment of Agreement	35
14.3.	Payment of Expenses	35
14.4.	Contents of Agreement, Parties in Interest, Assignment	35
14.5.	Notices	35
14.6.	Severability	36
14.7.	Schedules and Exhibits	36
14.8.	Counterparts	36
14.9.	Headings	36
14.10.	Governing Law; Jurisdiction	36
14.11.	Waiver of Jury Trial	36
14.12.	Dispute Resolution.	37

SCHEDULES

Schedule	Title

1.3(e)	Excluded Assets

2.3(g)	Pro-Rated Expenses

2.4	Additional Products and Services

5.3	Restrictions and Conflicts

5.5(a)	Real Property Leases

5.5(b)	Personal Property Leases

5.5(e)	Receivables

5.6	Financial Statements; Undisclosed Liabilities

5.7	Operations Since Balance Sheet Date

5.8	Legal Proceedings

5.9	Permits

5.10	Assumed Contracts

5.12	Seller Personnel

5.13	Employee Benefit Plans

5.14	Labor Relations

5.15	Insurance

5.16(e)	Owned Intellectual Property

5.16(k)	Licenses of Intellectual Property by Seller

5.16(l)	Licenses of Intellectual Property to Seller

5.17(a)	Open Source Software

5.18	Transactions with Affiliates

5.19	Customer Relations

10.1	Employee List

EXHIBITS

Exhibit	Title

A	Escrow Agreement

B	Form of Bill of Sale

C	Form of General Assignment

D	Form of Assignment and Assumption Agreement

E-1	Form of Collins Employment Agreement

E-2	Form of Ceccorulli Employment Agreement

F	Form of Legal Opinion

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated October 16, 2007, by and among Mediware Information Systems, Inc., a New York corporation (“Buyer”); Integrated Marketing Solutions, LLC, a Maryland limited liability company (“Seller”); T.J.C. Investments, Inc., a Maryland corporation (“TJC”); S.M.C. Inc., a Maryland corporation (“SMC”, and together with TJC, each, a “Member” and, collectively, the “Members”); Todd Collins (“Collins”) and Scott Ceccorulli (“Ceccorulli”, and together with Collins, each, a “Principal” and, collectively, the “Principals”).

R E C I T A L S

A.           Seller is engaged in the business of blood center recruitment, operational software and related services (the “Business”), operating from its primary business location at 108 Water Street, 3rd Floor, Baltimore, Maryland, and from its business location at 7800 Belfort Parkway, Suite 291, Jacksonville, Florida;

B.           The Members own beneficially and of record over 89% of the issued and outstanding membership interests of Seller;

C.           Collins owns beneficially and of record 100% of the issued and outstanding shares of TJC;

D.           Ceccorulli and his spouse (“Mrs. Ceccorulli”) collectively own beneficially and of record 100% of the issued and outstanding shares of SMC; and

E.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on a going concern basis, substantially all of the assets, properties and business of Seller related to the Business, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in consideration of the foregoing recitals and the mutual covenants, warranties, representations and conditions contained in this Agreement, it is hereby agreed as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1.           Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 4.1), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets, properties, rights and business as a going concern as of the Closing Date, of whatever kind or nature and wherever situated or located and whether reflected on Seller’s books and records or previously written-off or otherwise not shown on Seller’s books and records, of Seller (other than the Excluded Assets (as defined in Section 1.3)).  All of said assets, properties, rights and business (other than the Excluded Assets) are collectively referred to in this Agreement as the “Purchased Assets”.  All of the Purchased Assets shall be sold to Buyer free and clear of any Liens (as defined in Section 5.5(d)).

1.2.           Purchased Assets.  The Purchased Assets shall include the following items:

(a)           all furniture, fixtures, equipment (including office equipment), machinery, parts, computer hardware, automobiles and trucks, inventory, supplies, parts and all other tangible personal property of Seller (“Tangible Assets”);

(b)           all leasehold interests and leasehold improvements created by all leases, including capitalized leases, of personal property under which Seller is a lessee or lessor;

(c)           all trade accounts receivable, notes receivable, negotiable instruments and chattel paper;

(d)           all deposits and rights with respect thereto in connection with the Business and all rebates due from vendors;

(e)           subject to Section 1.5, all contracts, claims and rights (and benefits arising therefrom) relating to or arising out of the Business, and all rights against suppliers under warranties covering any of the Tangible Assets;

(f)           all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids generated by the operation of the Business;

(g)           all Intellectual Property (as defined in Section 5.16);

(h)           subject to Section 1.5, all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements;

(i)           all customer lists, customer records and information relating to the Business;

(j)           all books and records relating to the Business, including blueprints, drawings and other technical papers, payroll, employee benefit, accounts receivable and payable, inventory, maintenance and asset history records, ledgers and books of original entry, all insurance records and Permit files;

(k)           all rights in connection with prepaid expenses, advances and credits with respect to the Purchased Assets;

(l)           all sales and promotional materials, catalogues and advertising literature relating to the Business;

(m)           all transferable Permits (as defined in Section 5.9); and

(n)           all lock boxes relating to the Business to which Seller’s account debtors remit payments.

1.3.           Excluded Assets.  Notwithstanding anything to the contrary set forth herein, the term “Purchased Assets” shall not mean or include the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):

(a)           all cash on hand and in banks and cash equivalents;

(b)           any Permit that is not transferable to Buyer;

(c)           the organizational documents, minute books and other books and records related to the formation of Seller or the Subsidiary (as defined in Section 5.4);

(d)           any rights relating to, or proceeds from the sale of the book authored by Collins, tentatively titled “Blood 101”; and

(e)           such other assets as may be listed on Schedule 1.3(e) hereto.

1.4.           Name Following the Closing.  Immediately following the Closing, Seller shall amend its Articles of Organization so as to change its name to “IMSLITE” or such other name which is not, in the judgment of Buyer acting reasonably, confusingly similar to the name “Integrated Marketing Solutions”, and none of Seller, the Members, the Principals or any of their respective affiliates, successors or assigns shall thereafter use such name or other names acquired by Buyer hereunder or names confusingly similar thereto.

1.5.           Certain Consents to Assignment.  To the extent that the assignment of any right or agreement the benefit of which is to be acquired by Buyer pursuant to this Agreement shall require the consent of any other party, and Buyer shall have waived the obtaining of such consent prior to the Closing, this Agreement shall not constitute a contract to assign or assume the same until such consent is obtained.  If any such consent is not obtained, (a) this Agreement shall not constitute or be deemed to be a contract to assign or assume the same if an attempted assignment without such consent, approval or waiver would constitute a breach of such right or agreement or create in any party thereto the right or power to cancel or terminate such right or agreement, (b) Seller, the Members and the Principals will cooperate with Buyer in any reasonable arrangement requested by Buyer designed to provide to Buyer the benefit, monetary or otherwise, of Seller’s rights under such right or agreement, including enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by such other party; provided that Buyer agrees to indemnify Seller, the Members and the Principals against all costs (including attorneys fees) and damages arising out of such arrangement subject to any rights Buyer may have arising out of any breach by Seller, Members and/or Principals of any representation and warranty contained in Article IV relating to such right or agreement, and (c) with respect to any Real Property Lease set forth on Schedule 5.5(a) for which Buyer has waived the obtaining of a required consent, Buyer shall indemnify and hold harmless Seller, the Members and the Principals against any and all costs and damages, associated with their respective continuing obligations under any such Real Property Lease.

ARTICLE II

PURCHASE PRICE; ALLOCATION

2.1.           Calculation of Purchase Price.  The purchase price (the “Purchase Price”) for the Purchased Assets shall be an amount equal to:

(a)           $5,275,000, plus (or minus) the amount (if any) by which the Closing Working Capital (as determined in accordance with Section 2.3) is greater than (or less than) $233,329 (as adjusted, the “Initial Purchase Price”), plus,

(b)           an Incremental Revenue Payment (as defined in Section 2.4) of up to $575,000, payable in accordance with Section 2.4.

2.2.           Determination of Estimated Initial Purchase Price.  At least two business days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by the President of Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth Seller’s best good faith estimate of the Initial Purchase Price (the “Estimated Initial Purchase Price”), including an estimate of the Closing Working Capital (as defined in Section 2.3(a)) that such officer anticipates based upon the most recent available financial statements will be reflected on the Closing Statement prepared in accordance with Section 2.3.  Such Estimated Initial Purchase Price shall be subject to approval by Buyer.

2.3.           Determination of Initial Purchase Price.

(a)           Within 30 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Closing Statement”) setting forth (i) the Working Capital (as defined below) as of the Closing Date (the “Closing Working Capital”) and (ii) the Initial Purchase Price.

(b)           Seller may review such statement and, within 10 days after the date of such receipt, may deliver to Buyer a certificate setting forth its objections to those items and amounts reflected in the Preliminary Closing Statement, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  Any items and amounts not identified and properly objected to by Seller in such certificate of objection shall be deemed to have been agreed to by Seller.  If Seller fails to deliver such certificate of objection within such 10 day period, the Preliminary Closing Statement shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Buyer and shall be final and binding upon the parties as the “Closing Statement” for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth therein shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.

(c)           If Seller duly delivers a certificate of objection pursuant to Section 2.3(b), Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Working Capital Adjustments”), no later than 10 days following Buyer’s receipt of such certificate, the disputed items or amounts identified in such certificate.  If Buyer and Seller reach agreement in writing on such disputed items or amounts, the Preliminary Closing Statement as adjusted by the Agreed Working Capital Adjustments shall be final and binding as the “Closing Statement” for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth therein shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.

(d)           If any objections raised by Seller are not resolved by Agreed Working Capital Adjustments within the 10 day period referred to in Section 2.3(c), then Buyer and Seller shall promptly submit the objections that are then unresolved to an accounting firm which is reasonably acceptable to Buyer and Seller and which has no material relationship with Buyer, Seller or their respective Affiliates or other material conflict (the “Accounting Firm”) and the Accounting Firm shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed items or amounts had been determined in a manner consistent with GAAP and its consideration of only those items or amounts in the Preliminary Closing Statement as to which Seller has objected) as promptly as practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed items or amounts.  The Preliminary Closing Statement, after giving effect to any Agreed Working Capital Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Closing Statement” for purposes of this Agreement, and the determination of the Closing Working Capital and the Initial Purchase Price set forth therein shall be final and binding as the “Closing Working Capital” and the “Initial Purchase Price” for purposes of this Agreement.

(e)           The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Closing Statement or any matters submitted to the Accounting Firm.  The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.

(f)           If the Estimated Initial Purchase Price is greater than the Initial Purchase Price, Seller, the Members and the Principals shall, within 10 business days after the Closing Statement is finalized pursuant to this Section 2.3, make payment by wire transfer to Buyer in immediately available funds of the amount of such difference, together with interest at a rate of 7% per annum from the Closing Date to the date of such payment.  If the Estimated Initial Purchase Price is less than the Initial Purchase Price, Buyer shall, within 10 business days after the Closing Statement is finalized pursuant to this Section 2.3, make payment by wire transfer to Seller in immediately available funds of the amount of such difference, together with interest at a rate of 7% per annum from the Closing Date to the date of such payment.

(g)           For purposes of this Agreement, “Working Capital” means, as of any date of determination, the excess of the total current assets of Seller included in the Purchased Assets as of such date over the total current liabilities of Seller included in the Assumed Liabilities, determined in accordance with GAAP on a basis consistent with the methodologies, practices and principles used in the preparation of the Financial Statements (except as otherwise provided in this definition and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby).  In determining the amount of such total current assets and total current liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions corrected; (ii) all proper adjustments shall be made; (iii) the value of accounts receivable shall (A) be reduced by the amount of a customary reserve for uncollectible accounts and (B) exclude any accounts receivable from any Affiliates (as defined in Section 5.18) of any of Seller, the Members or the Principals; (iv) deferred tax assets shall be excluded from the determination of total current assets; (v) accrued expenses shall exclude amounts owed to the Members, the Principals or any Affiliates of the Members or the Principals; and (vi) the items set forth in Schedule 2.3(g) shall be pro-rated as of the Closing Date.

2.4.           Incremental Revenue Payment.

(a)           As promptly as practicable following the completion of the Buyer’s annual audit for the fiscal year ended June 30, 2008, but in no event later than September 30, 2008, Buyer shall prepare and deliver to Seller a report (the “Preliminary Revenue Report”) setting forth the amount of revenues recognized by Buyer, in accordance with Buyer’s revenue recognition policies which are in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, "Software Revenue Recognition" as amended by SOP No. 98-4, SOP 98-9 and clarified by Staff Accounting Bulletin (“SAB”) 101, SAB No. 104 and Emerging Issues Task Force 00-21 applied in each case in a manner consistent with GAAP, during the period beginning July 1, 2007, and ending on June 30, 2008 (the “Period”) with respect to sales of (i) the products and services sold by the Business as of the Closing Date and (ii) the products or services described on Schedule 2.4 hereto.  Buyer shall provide, as reasonably requested by Seller from time to time during the Period, but no more frequently than once per calendar quarter, progress reports setting forth the amount of revenues recognized by Buyer as of the date of the request.

(b)           Seller may review such report and, within 10 days after the date of such receipt, may deliver to Buyer a certificate setting forth its objections to those items and amounts reflected in the Preliminary Revenue Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  Any items and amounts not identified and properly objected to by Seller in such certificate of objection shall be deemed to have been agreed to by Seller.  If Seller fails to deliver such certificate of objection within such 10 day period, the Preliminary Revenue Report shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Buyer and shall be final and binding upon the parties, and the determination of the amount of revenue set forth therein shall be final and binding as the “Revenue Report” for purposes of this Agreement.

(c)           If Seller duly delivers a certificate of objection pursuant to Section 2.4(b), Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”), no later than 10 days following Buyer’s receipt of such certificate, the disputed items or amounts identified in such certificate.  If Buyer and Seller reach agreement in writing on such disputed items or amounts, the Preliminary Revenue Report as adjusted by the Agreed Adjustments shall be final and binding as the “Revenue Report” for purposes of this Agreement.

(d)           If any objections raised by Seller are not resolved by Agreed Adjustments within the 10 day period referred to in Section 2.4(c), then Buyer and Seller shall promptly submit the objections that are then unresolved to the Accounting Firm (as defined in Section 2.3(d)) and the Accounting Firm shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed items or amounts had been determined in a manner consistent with GAAP and its consideration of only those items or amounts in the Preliminary Revenue Report as to which Seller has objected) as promptly as practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed items or amounts.  The Preliminary Revenue Report, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Revenue Report” for purposes of this Agreement.

(e)           The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Revenue Report or any matters submitted to the Accounting Firm.  The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.

(f)           Promptly (but not later than 10 days) after the Revenue Report is finalized pursuant to this Section 2.4, Buyer shall pay to Seller an amount equal to:

(i)           $300,000, if the revenue reflected in the Revenue Report is greater than $3,100,000, but less than $3,250,000;

(ii)           $368,750, if the revenue reflected in the Revenue Report is greater than $3,250,000, but less than $3,500,000;

(iii)           $437,500, if the revenue reflected in the Revenue Report is greater than $3,500,000, but less than $3,750,000;

(iv)           $506,250, if the revenue reflected in the Revenue Report is greater than $3,750,000, but less than $4,000,000; or

(v)           $575,000, if the revenue reflected in the Revenue Report is equal to or greater than $4,000,000.

Any payment required to be made by Buyer to Seller pursuant to this Section 2.4(f) shall be referred to herein as the “Incremental Revenue Payment.”  Notwithstanding the foregoing, if Buyer terminates either Principal with no Cause (as defined in the Employment Agreements) prior to June 30, 2007, Buyer shall pay to Seller, in accordance with this Section 2.4, $575,000 (as the Incremental Revenue Payment) whether or not the $4,000,000 revenue target is achieved.

2.5.           Escrow Amount.  Concurrently with the execution of this Agreement, Buyer shall pay $200,000 (the “Escrow Amount”) in cash by wire transfer of immediately available funds to Gordon, Feinblatt, Rothman, Hoffberger, & Hollander, LLC (the “Escrow Agent”) to be held pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A, to be executed as of the date hereof.  The Escrow Amount shall be held in accordance with the terms of the Escrow Agreement for the satisfaction of any claim relating to termination of this Agreement by Seller in accordance with Section 13.1(d); provided, however, that concurrently with the Closing, Buyer and Seller shall jointly instruct the Escrow Agent to distribute to Seller the Escrow Amount as a portion of the Initial Purchase Price.

2.6.           Allocation of Purchase Price.  The Purchase Price shall be allocated approximately 97% among the Purchased Assets and 3% to the covenants described in Article IX, subject to a final analysis by Buyer’s independent valuation expert.  The parties agree that the allocations set forth in this Section 2.6 shall be used by them and respected for all purposes including, without limitation, income tax purposes, if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the “Code”), and that the parties shall follow such allocations for all reporting purposes including, without limitation, Form 8594 to be filed pursuant to the Code.  Notwithstanding the foregoing, if Buyer shall determine, following consultation with its independent valuation expert, that more than 4% of the Purchase Price shall be allocated to the covenants described in Article IX, Buyer shall reimburse each of Seller, the Members and the Principals for any taxes such party incurs in excess of those it would have paid had 4% of the Purchase Price been allocated to the covenants described in Article IX.

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1.           Liabilities to be Assumed by Buyer.  At the Closing, Buyer shall assume and agree to perform and discharge when and as due the following liabilities and obligations, as the same may exist at or accrue following the Closing Date, and no others (the “Assumed Liabilities”):

(a)           all liabilities of Seller with respect to the Business to the extent such liabilities are reflected on the Balance Sheet (as defined in Section 5.6);

(b)           all liabilities of Seller with respect to the Business arising in the ordinary course of the Business since the Balance Sheet Date (as defined in Section 5.6) to the extent such liabilities are included as part of the Closing Working Capital (as defined in Section 2.3); and

(c)           all liabilities and obligations of Seller to be paid or performed after the Closing Date arising in the ordinary course of the Business pursuant to any of the Assumed Contracts, except (i) to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or (ii) to the extent the same arise out of Seller’s, Members’ or Principals’ breach of contract, breach of warranty, tort, infringement or violation of law.

3.2.           Liabilities of Seller Not Assumed.  Except as specifically provided in Section 3.1 hereof, Buyer shall not assume, or in any way become liable for, any liabilities or obligations of Seller, the Members, the Principals or the Business of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or prior to the Closing Date (the “Excluded Liabilities”), which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of Seller, the Members or the Principals, as the case may be.

ARTICLE IV

CLOSING

4.1.           Closing Date.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois or at such other place as is mutually agreeable to Buyer and Seller, at 10:00 a.m. local time on October 31, 2007, or such other date and time as is mutually agreeable to Buyer and Seller (the “Closing Date”).  The Closing shall be deemed to have become effective as of the close of business on the Closing Date.

4.2.           Payment of Estimated Initial Purchase Price.  At the Closing,

(a)           Buyer shall pay to Seller the Estimated Initial Purchase Price (as defined in Section 2.2), net of the Escrow Amount, by wire transfer of immediately available funds to a bank account in the United States specified by Seller in writing to Buyer at least two business days prior to the Closing; and

(b)           Buyer and Seller shall jointly instruct the Escrow Agent to distribute to Seller the Escrow Amount as a portion of the Initial Purchase Price.

4.3.           Buyer’s Additional Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article XI, at the Closing, Buyer shall deliver to Seller all of the following:

(a)           a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (ii) the incumbency and signature of the officer(s) of Buyer executing this Agreement;

(b)           the certificate of Buyer contemplated by Section 12.1, duly executed by an authorized officer of Buyer;

(c)           Employment Agreements in the form attached hereto as Exhibits E1 and E2 with respect to Collins and Ceccorulli, duly executed by Buyer; and

(d)           the Assignment and Assumption Agreement (as defined in Section 4.4(i)) duly executed by Buyer.

4.4.           Seller’s Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article XII, at the Closing, Seller shall deliver to Buyer all of the following:

(a)           a copy of the Articles of Organization of Seller certified as of a recent date by the Secretary of State of the State of Maryland;

(b)           a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Maryland;

(c)           a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Florida;

(d)           a certificate of the President of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the Articles of Organization of Seller since a specified date; (ii) the Limited Liability Company Agreement of Seller; (iii) the resolutions of the Members of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signature of the officer of Seller executing this Agreement;

(e)           the certificates of Seller, the Members and the Principals contemplated by Sections 11.1 and 11.2, duly executed by Seller, each Member and each Principal;

(f)           a Certificate of Merger, accepted and certified by the Department of Assessments and Taxation of the State of Maryland, reflecting the merger of the Subsidiary with and into Seller, as contemplated by Section 7.4;

(g)           the Bill of Sale, in the form attached hereto as Exhibit B (the “Bill of Sale”) duly executed by Seller;

(h)           the General Assignment, in the form attached hereto as Exhibit C (the “General Assignment”) duly executed by Seller;

(i)           the Assignment and Assumption Agreement, in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”) duly executed by Seller;

(j)           all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(k)           Employment Agreements in the form attached hereto as Exhibits E1 and E2, duly executed by Collins and Ceccorulli;

(l)           certificates of title or origin (or like documents) with respect to any equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(m)           assignments, in recordable form, with respect to each of the Copyrights, Patents, and trademarks included in the Purchased Assets, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(n)           evidence, in form and substance reasonably satisfactory to Buyer, of the release of all Liens on the Purchased Assets;

(o)           an opinion of Seller’s legal counsel, dated the Closing Date, in the form of Exhibit F hereto;

(p)           tax clearance certificates from the State of Maryland and the State of Florida, as applicable, which show that Buyer is not required to withhold any portion of the Purchase Price to satisfy any unpaid tax liabilities of Seller; and

(q)           such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

4.5.           Further Assurances.  If at any time after the Closing Date Buyer shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to (a) vest, perfect or confirm, of record or otherwise, in Buyer, the title to the Purchased Assets, or (b) otherwise carry out the purposes of this Agreement, Seller, the Members and the Principals agree that they shall execute and deliver all such deeds, assignments and assurances in law and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm title to such Purchased Assets in Buyer, and otherwise to carry out the purposes of this Agreement and the transactions contemplated by this Agreement and the expense of the foregoing shall be borne as provided in Section 14.3 hereof.  In addition, from and after the Closing Date, Seller will promptly deliver or cause to be delivered to Buyer all payments received by or on account of Seller to which Buyer is entitled hereunder, and Buyer will promptly deliver or cause to be delivered to Seller all payments received by or on account of Buyer to which Seller is entitled hereunder, in either case within 30 days of receipt by the party not entitled thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER, THE MEMBERS AND THE PRINCIPALS

Seller, each of the Members and each of the Principals, jointly and severally, represent and warrant to Buyer as follows:

5.1.           Organization of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to enter into this Agreement and to perform its obligations hereunder.  Seller is duly qualified to transact business as a foreign corporation and is in good standing in Florida, which is the only other jurisdiction in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification.  Seller has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

5.2.           Authorization, Execution and Enforceability.  This Agreement and each other certificate, agreement, document or instrument to be executed and delivered by Seller, either of the Members or either of the Principals in connection with the transactions contemplated by this Agreement (collectively, the “Seller Ancillary Documents”) have been duly executed and delivered by Seller, each such Member and each such Principal and constitute the valid and legally binding agreements of Seller, each Member and each Principal, as the case may be, enforceable against Seller, each Member and each Principal in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents have been duly authorized by all necessary corporate action on the part of Seller.

5.3.           Absence of Restrictions and Conflicts.  Except as disclosed in Schedule 5.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not, (a) conflict with or result in any breach of any term or provision of the formation documents of Seller, (b) with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default (or give rise to any right of termination, amendment or cancellation) under, result in the loss of any benefit under or permit the acceleration of any obligation under, any Assumed Contract or result in the creation of any Lien on any of the Purchased Assets pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation to which Seller, either Member or either Principal is a party or by which any of their properties or assets may be bound, or (c) violate any judgment, decree or order of any Governmental Authority (as defined below) to which Seller is a party or by which Seller, either Member, either Principal or any of their respective properties is bound or any statute, law, rule or regulation applicable to Seller, either Member or either Principal.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitrator, governmental agency or public or regulatory unit, agency, body or authority of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision thereof (each a “Governmental Authority”) with respect to Seller, either Member or either Principal is required in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller, either Member or either Principal, or the consummation of the transactions contemplated by this Agreement or the Seller Ancillary Documents by Seller or such Member or Principal.

5.4.           Interests in Other Entities.  As of the date hereof, except for Seller’s interest in Fulfillment Services International, LLC (the “Subsidiary”), consisting of all of the membership interests of the Subsidiary, Seller does not own, directly or indirectly, any equity interest (by stock ownership, partnership interest, limited liability company interest, joint venture interest or otherwise) in any other corporation, partnership, limited liability company, joint venture, firm, association or business enterprise.  As of the Closing Date, and following the merger described in Section 7.4 between Seller and the Subsidiary, Seller will not own, and the Purchased Assets do not include, any equity interest (by stock ownership, partnership interest, limited liability company interest, joint venture interest or otherwise) in any other corporation, partnership, limited liability company, joint venture, firm, association or business enterprise.

5.5.           Ownership of Assets and Related Matters.

(a)           Real Property.  The Purchased Assets do not include and Seller does not own, any real property.  Schedule 5.5(a) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by such lease or other agreement) (“Real Property Leases”) under which Seller is lessee of, or holds or operates, any real property owned by any third party (the “Leased Real Property”).  Except as set forth in such Schedule, Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Seller in the Leased Real Property is not subject or subordinate to any Liens.  Neither the whole nor any part of any real property leased, used or occupied by Seller is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

(b)           Personal Property Leases.  Schedule 5.5(b) sets forth a correct and complete list of all leases and agreements of Seller granting Seller possession of or rights to personal property (the “Personal Property Leases”).  Seller has heretofore delivered to Buyer correct and complete copies of all the Personal Property Leases.  Except as otherwise noted on Schedule 5.5(b), all of the Personal Property Leases are valid and enforceable in all respects in accordance with their respective terms with respect to Seller and, to the knowledge of Seller, any other party thereto.  Except as otherwise noted in Schedule 5.5(b), there is not, with respect to the Personal Property Leases, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or an event of default, on the part of Seller or, to the knowledge of Seller, any other party thereto.  Seller has peaceful and undisturbed physical possession of all equipment and other assets that are covered by the Personal Property Leases.

(c)           No Third Party Options.  There are no existing agreements, options, commitments or rights with, of or to any Person (other than Buyer pursuant to this Agreement) to acquire any assets, properties or rights included in the Purchased Assets or any interest therein.

(d)           Ownership; Sufficiency of Assets.  Seller has, and transfers to Buyer on the Closing Date, good and valid, legal and beneficial title to the Purchased Assets, free and clear of all mortgages, liens, pledges, security interests, charges, easements, leases, subleases, licenses and other occupancy arrangements, covenants, rights of way, options, claims, restrictions, or encumbrances of any kind other than the Assumed Liabilities (collectively, “Liens”).  The Purchased Assets constitute all the assets and properties (i) used by Seller, (ii) that would be necessary to permit Seller to continue to conduct the operations of the Business in accordance with the past practices of Seller, and (iii) to the knowledge of Seller, necessary to permit Buyer to conduct the operations of the Business in accordance with the past practices of Seller.

(e)           Accounts Receivable.  Seller has delivered to Buyer a schedule of Seller’s accounts receivable as of September 1, 2007 (the “Receivables”) showing the amount of each receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date.  Except as set forth in Schedule 5.5(e), to the knowledge of Seller, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables have been made subject to an assignment for the benefit of creditors.  All of the Receivables (i) arose from bona fide transactions in the ordinary course of business, (ii) have been executed on terms consistent with Seller’s past practice and (iii) are valid, existing and collectible within 90 days from the Closing Date without resort to legal proceedings or collection agencies, (iv) represent monies due for services rendered in the ordinary course of business and (v) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances.  Except as set forth in Schedule 5.5(e), all of the Receivables are current, and there are no disputes regarding the collectibility of any such Receivables.  None of the Receivables have been factored, pledged, turned over for collection or assigned to any Person.

5.6.           Financial Statements; Undisclosed Liabilities.  Schedule 5.6 contains the unaudited balance sheet of Seller and the Subsidiary (the “Balance Sheet”) as of August 31, 2007 (the “Balance Sheet Date”) and the related statement of income for the 12 months then ended.  Except as set forth therein, such balance sheet and statement of income (collectively, the “Financial Statements”) present fairly the financial position and results of operations of the Seller and the Subsidiary as of the Balance Sheet Date and for the period covered thereby.  Neither Seller nor the Subsidiary has any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, other than those (a) reflected, reserved against or given effect to in the Balance Sheet, (b) that have arisen after August 31, 2007 in the ordinary course of the Business and consistent with past practices (none of which would be expected to have a material adverse effect on the financial condition, operations, or results of operations of the Business, taken as a whole), or (c) set forth in Schedule 5.6.

5.7.           Operations Since Balance Sheet Date.  Except as set forth in Schedule 5.7, since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in conformity with past practice and there has been (a) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets; and (b) no material adverse effect on the financial condition, operations, or results of operations of the Business, taken as a whole.

5.8.           Legal Proceedings.  Except as set forth in Schedule 5.8, there are no suits, actions, claims, proceedings or investigations (collectively, “Proceedings”) pending or, to the knowledge of Seller, threatened against, relating to or involving Seller, the Business, or any of Seller’s officers or directors (acting in their capacity as such) before any Governmental Authority nor, to the knowledge of Seller, is there any basis for any such Proceeding.  There is no judgment, decree, injunction, citation, settlement agreement, rule or order of any Governmental Authority outstanding against Seller.

5.9.           Licenses, Permits and Compliance with Law.  Schedule 5.9 is a true and complete list of all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor held by Seller and issued by, or submitted by Seller to, any Governmental Authority (collectively, the “Permits”).  Seller owns or possesses all of the Permits necessary to carry on the Business and as proposed to be conducted.  Except as set forth in Schedule 5.9, each of the Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (a) the occurrence of any breach, default or forfeiture of rights thereunder, or (b) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any Permit.  Seller has taken all necessary action to maintain each Permit.  No loss or expiration of any Permit is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).  Except as set forth in Schedule 5.9, Seller is (and has been at all times during the past five years) in compliance with all applicable laws (including applicable laws relating to privacy, zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Authorities.

5.10.           Assumed Contracts.  Schedule 5.10 sets forth, as of the Closing Date, (a) a complete and correct list, organized by type of agreement, of all contracts (including Real Property Leases and Personal Property Leases) to which Seller is a party and which currently are outstanding and (b) a complete and correct list of all consents or notices required to be obtained or given under the contracts listed on Schedule 5.10 in connection with this Agreement.  Complete and correct copies of all Assumed Contracts (as defined below) have been delivered to Buyer.  The Assumed Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms with respect to Seller and, to the knowledge of Seller, each other party thereto.  Except as set forth in Schedule 5.10, there is not, with respect to the Assumed Contracts, any existing default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default, on the part of Seller or, to the knowledge of Seller, any other party thereto.  As used in this Agreement, the term “Assumed Contracts” shall mean all contracts listed in Schedule 5.10 (unless otherwise indicated thereon).

5.11.          Taxes.  Either Seller, the Members or the Principals have filed, or have caused to be filed, when due or within proper extensions of time, all federal, state, and local tax returns and reports required to be filed with respect to the Business. Seller, each of the Members and each of the Principals have paid, or have caused to be paid, when due or within proper extensions of time, all federal, state and local taxes due with respect to the income, employment, sales, operations, or properties of Seller.

5.12.        Employees.  Schedule 5.12 contains a true and complete list of all of Seller Personnel (as defined in Section 5.13(a)) as of the date hereof who have performed services attributable to the Business, specifying their annual salary, hourly wages, scheduled hours to work per week, position, status, length of service, location of employment, consulting or other independent contractor fees and the allocation of amounts paid and other benefits provided to each of them, respectively, together with an appropriate notation next to the name of any such employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor.  Seller has received no claim from any Governmental Authority to the effect that it has improperly classified as an independent contractor any Person named on Schedule 5.12.  Seller has made no verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.  Except as indicated on Schedule 5.12, all employees of Seller are actively at work on the date hereof.

5.13.         Employee Benefit Plans.  Except as set forth in Schedule 5.13:

(a)           There are no deferred compensation, incentive compensation, equity compensation plans, “welfare” plans, funds or programs (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA), other employee benefit plans, funds, programs, agreements or arrangements, in any case, that are sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee (whether full-time, part-time or otherwise) or former employee of Seller (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”) that would in any way require or bind Buyer to make any payments to any employee or contractor, or former employee or contractor, of Seller (collectively, “Seller Personnel”) in connection with Buyer’s hiring of or engaging any such Seller Personnel under any circumstances.

(b)           There are no employment, termination, retention, change in control or severance agreements to which Seller or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of Seller (individually, an “Employment Contract,” and collectively, the “Employment Contracts”) that would in any way require or bind Buyer to make any payments to any Seller Personnel in connection with Buyer’s hiring of or engaging any such Seller Personnel under any circumstances.

(c)           No liability under Title IV or Section 302 of ERISA has been incurred by Seller or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Buyer or any ERISA Affiliate of incurring any such liability that would in any way require or bind Buyer to make any payments to any Seller Personnel in connection with Buyer’s hiring of or engaging any such Seller Personnel under any circumstances.

(d)           No Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Benefit Plan a plan described in Section 4063(a) of ERISA that would in any way require or bind Buyer to make any payments to any Seller Personnel in connection with Buyer’s hiring of or engaging any such Seller Personnel under any circumstances.

(e)           The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Seller to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(f)           There are no Benefit Plans or Employment Contracts that provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

5.14.        Labor Relations.  Except as set forth in Schedule 5.14, Seller has engaged in no unfair labor practice within the meaning of the National Labor Relations Act or state law equivalent, and there exists no pending or, to the knowledge of Seller, threatened unfair labor practice charges or race, color, religion, sex, national origin, age or disability discrimination charges against Seller before any board, department, commission or agency.

5.15.         Insurance.  Schedule 5.15 sets forth a correct and complete list of current insurance policies and coverages carried by or for the benefit of Seller.  All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid.  Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by Seller.  Schedule 5.15 sets forth a list of all pending claims with respect to all such policies.

5.16.       Intellectual Property.

(a)           Definition of Intellectual Property.  The term “Intellectual Property” means:

(i)           all business names, trade names, registered and unregistered trademarks (including common law marks), trade dress, service marks, and Internet domain names, URLs, and IP addresses (including all goodwill therein, and all U.S. federal, state and foreign registrations with respect to any of the foregoing, and applications for registration of any of the foregoing) (collectively, “Marks”);

(ii)           all patents (including all reissues, divisions, continuations, continuations in part, and extensions thereof), design rights, patent applications, and file histories (collectively, “Patents”);

(iii)           all copyrights, whether or not registered, in both published and unpublished works (including all U.S. and foreign registrations and applications for registration of the foregoing) and moral rights thereof (collectively, “Copyrights”);

(iv)           all software (in all forms and in all media) of any computing device, including (A) any and all software implementations of algorithms, models and methodologies, (B) software under development, (C) software that has been sunset or no longer being supported or enhanced, (D) the computer software supporting any Internet site(s), (E) software used to develop other software or internet sites, and (F) software for internal operations (collectively, “Software”);

(v)           all data, compilations of data and databases (in all forms and in all media), and all database rights therein (collectively, “Data Rights”);

(vi)           all descriptions, flow-charts, work product, programmers’ notes, schematics, specifications, project plans, listing, scripts, software tools, release notes, logic diagrams, pseudocode, project reports, lists of third party software, assembly, linking and compilation instructions, end user documentation, IT personnel documentation, training materials, manuals, system documentation and similar information suitable and sufficient to enable a person possessing reasonable skill and expertise in computer software and information technology to design, plan, organize, develop, install, build, load, operate, support, maintain, modify, improve, correct errors to, enhance, and distribute the Software and any databases containing Data (as defined in Section 5.16(n)) (collectively, “Documentation”); and

(vii)           all other know-how, Trade Secrets (as defined in Section 9.1(f)), Confidential Information (as defined in Section 9.1(a)), customer lists, technical documentation, technical information, data, technology, research records, inventions, plans, ideas, drawings, schematics, compilations, devices, formulas, designs, discoveries, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible.

(b)           Ownership and Use of Intellectual Property.  Seller owns, or has the right to use pursuant to licenses, sublicenses, agreements, or permissions, all Intellectual Property used by the Business and as presently proposed to be conducted.  The consummation of the transactions provided for under this Agreement will not result in the loss or impairment of any such Intellectual Property.  Each item of Intellectual Property used by the Business will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing Date.  Seller has taken all necessary and desirable actions to maintain and protect each item of Intellectual Property used by the Business.  Buyer acknowledges that Seller has not made any filing for the protection of Intellectual Property.

(c)           Infringement of Third Party Intellectual Property Rights.  Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties.  Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party).  The continued operation of the Business as conducted on the Closing Date will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

(d)           Infringement of Seller Intellectual Property Rights.  No third party (including any present or former employee, consultant, or shareholder) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

(e)           Owned Intellectual Property.  Schedule 5.16(e) identifies each Mark, Patent and Copyright that Seller has with respect to any of its Intellectual Property used by the Business.  Seller has delivered to Buyer correct and complete copies of all registrations or applications for such Marks, Patents and Copyrights (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Schedule 5.16(e) also identifies all Software owned by Seller or used by the Business (whether or not the Copyright therein has been registered).  With respect to each item of Intellectual Property required to be identified in Schedule 5.16(e):

(i)           Seller possesses all right, title, and interest in and to the item, free and clear of any and all Liens.

(ii)           The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(iii)           No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(iv)           Seller is under no obligation to grant any right, license or permission to use, or with respect to, any of the Intellectual Property other than as set forth on Schedule 5.16(k).

(v)           No (A) government funding; (B) facilities of a university, college, other educational institution or research center; or (C) funding from any Person (other than funds received in consideration for Seller’s capital stock or ownership interests or from Customers (as defined in Section 5.19)) was used in the development of the item.  No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of the item, has performed services for the government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(f)           Patents.  With respect to the Patents required to be disclosed on Schedule 5.16(e):

(i)           Each issued Patent is in compliance with all applicable requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), and, except with respect to each application for a Patent that has not yet been issued, is valid, subsisting, enforceable and in full force and effect.

(ii)           No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding, there is no potentially interfering patent or patent application of any third party; there are no inventorship disputes with respect to the Patents concerning any named or unnamed inventors; and the validity and scope of the rights under the Patents and Seller’s rights and title thereto or rights therein have not been questioned in any prior litigation, are not being questioned in any pending litigation, and are not the subject of any threatened or proposed litigation (and Seller has not received notice of any such threatened or proposed litigation).

(g)           Marks.  With respect to the Marks required to be disclosed on Schedule 5.16(e):

(i)           No Marks have been registered with the United States Patent and Trademark Office.

(ii)           No Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding and no such action or proceeding is threatened with respect to any of the Marks.

(h)           Copyrights.  Seller is the owner of each Copyright required to be disclosed in Schedule 5.16(e).  The Copyrights are valid, subsisting and in full force and effect, and are not subject to any maintenance fees or taxes or actions falling due within one year after the date hereof.  There has been no challenge to the validity of any of the Copyrights, and to the best of Seller’s knowledge, there is no basis for any such challenge. None of the Copyrights have been registered with the Library of Congress.

(i)           Software.  All Software owned, used or licensed by Seller performs properly and in conformity with the specifications set forth in its documentation.  Such Software operates without malfunctions or design failures, and is free from any defects, errors or “bugs” (in each case, with the exception of such de minimus malfunctions, design failures, defects, errors or “bugs” that do not adversely affect the use of such Software).  With respect to the Software required to be identified on Schedule 5.16(e):

(i)           Such Software was either (A) developed by employees of Seller within the scope of their employment or (B) developed by independent contractors or consultants who have assigned all of their rights in and to the Software to Seller pursuant to written agreements.

(ii)           Seller does not have any obligation to provide maintenance or support services with respect to any such Software to any third party.

(iii)           Seller has not entered into any source code escrow or similar arrangement under which a third party does, or could in the future upon the occurrence of certain events, have the right to obtain the source code for any such Software.

(iv)           The Documentation and source code for such Software is complete and accurate.  The source code and Documentation relating to such Software (A) has at all times been maintained in strict confidence, (B) has been disclosed only to employees who have a need to know in connection with the performance of their duties to Seller, and who have executed appropriate nondisclosure agreements as contemplated in Section 5.16(j)(ii) hereof, and (C) has not been disclosed to any third party not under an obligation to maintain the confidential nature of such information.

(j)           Trade Secrets.

(i)           Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(ii)           Seller has obtained or entered into written agreements with its respective Seller Personnel and with third parties in connection with the disclosure to, or use or appropriation by, Seller Personnel and third parties, of Trade Secrets owned by Seller, restricting the use, disclosure or appropriation of such Trade Secrets, and Seller does not know of any situation involving such Seller Personnel or third party use, disclosure or appropriation of any such Trade Secrets in which the lack of such written agreement is likely to adversely affect the right of Seller to protect the Trade Secret from unauthorized use or disclosure under applicable law.  True, correct and complete copies of such agreements have been delivered to Buyer.

(k)           Licenses of Intellectual Property by Seller.  Schedule 5.16(k) identifies and includes a brief summary of each license, agreement, or other permission that Seller has granted to any third party with respect to any of its Intellectual Property.  Seller has delivered to Buyer a true, correct and complete copy of each such license, agreement, or permission (as amended to date).  With respect to each license, agreement, or permission required to be identified in Schedule 5.16(k):

(i)           The license, sublicense, agreement, or permission is legal, valid, binding, enforceable, and in full force and effect.

(ii)           The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

(iii)           No party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

(iv)           No party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

(l)           Licenses of Intellectual Property to Seller.  Schedule 5.16(l) identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to licenses, sublicenses, agreements, or permissions.  Seller has delivered to Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date), excluding shrink wrap licenses associated with off the shelf software products.  Schedule 5.16(l) includes a summary of any license fee, royalty or other payment obligations of Seller under the applicable license, sublicense, agreement, or permission.  With respect to each item of Intellectual Property required to be identified in Schedule 5.16(l):

(i)           The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect.

(ii)           To the best of Seller’s knowledge, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

(iii)           Seller is not in breach or default  of the license, sublicense, agreement, or permission and no event has occurred which with notice or lapse of time or both would constitute a breach or default by Seller or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

(iv)           To the best of Seller’s knowledge, no party to the license, sublicense or permission is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by Seller or permit termination, modification, or acceleration under the license, sublicense, agreement, or permission.

(v)           No party to the license, sublicense, agreement, or permission has repudiated any provision thereof.

(vi)           With respect to each sublicense, to the knowledge of Seller, the representations and warranties set forth in Section 5.16(k)(i) through (iv) are true and correct with respect to the underlying license.

(vii)           To the knowledge of Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(viii)           To the knowledge of Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

(ix)           Seller has granted no sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(m)           Royalties and other Payment Obligations.  Seller is not obligated to make any payments by way of any royalties, fees or otherwise to any owner, licensor or other claimant to any intellectual property rights for the ownership, transfer or use thereof other than as expressly required under any license, sublicense, agreement, or permission disclosed on Schedule 5.16(l).

(n)           Data.  The Data Rights and information used by Seller in providing products or services, in keeping track of the financial and business relationships between Seller and Customers and in managing the business of the Business (collectively, the “Data”) (i) does not violate the privacy rights of any Person, (ii) does not infringe upon, misappropriate, conflict with or violate the Intellectual Property rights of any Person, (iii) was collected and acquired in accordance with all applicable laws and agreements, and (iv) when used by Seller, in the manner in which the Data was used prior to the date hereof, does not violate any applicable law or agreement.  Seller has taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Data.

(o)           Agreements with Employees.  All former and current employees of Seller who have worked in or provided any services to the Business have executed written agreements assigning to Seller all rights to any inventions, improvements, works of authorship, discoveries, inventions, or information of Seller.  True, correct and complete copies of such agreements have been delivered to Buyer.  No employee of Seller who has worked in or provided any services to the Business has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Seller.

5.17.         Code Quality.

(a)           Software.  Except as set forth on Schedule 5.17(a) (such Schedule to set forth (i) the name of each such Software, (ii) how such Software is or was used by Seller, (iii) whether such Software has been modified by or on behalf of Seller, (iv) whether such Software has been delivered by Seller to third parties and, if so, the identity of such third parties, (v) where such Software was obtained, and (vi) a copy or true and correct reference to the license under which such Software is licensed to Seller), none of the Software marketed by Seller contains, comprises, incorporates, or combines, and is not derived from or based on, any Open Source Software.  For the purposes of this Agreement, “Open Source Software” means (1) any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models; and/or (2) any Software that requires as a condition of use, modification and/or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge.  Open Source Software includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU's General Public License (GPL), GNU's Lesser/Library General Public License (LGPL), the Artistic License (e.g., PERL), the Berkeley license (BSD), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Software license.  Buyer acknowledges that the programming language for Seller’s Software is PHP, an open source programming language.  A copy of the PHP license provided by Seller is attached to Schedule 5.17(a).

(b)           Disabling Devices.  The Owned Software, and to the knowledge of Seller the Software described in Sections 5.16(k) and 5.16(l), does not contain any virus, Trojan horse, worm, time bomb, drop dead device, or other software routines (collectively, “Virus”) designed (i) to permit unauthorized access by third parties, Seller or Buyer, or (ii) to disable, delete, repossess, modify, damage, erase, or otherwise interfere with or adversely affect the use and operation of such Software and/or any data, hardware or other Software.  Prior to each delivery of each version, revision, release, bug fix or other modification of Software to its Customers, Seller has used industry standard anti-virus software to determine if such Software contains any Viruses.

(c)           Building the Software.  Seller possesses and has separately stored the source code and Documentation of each and every version and release of the Software currently licensed to or used by Customers sufficient to allow each such version and release to be assembled, linked and compiled into the actual machine readable version and release used by each such Customer.

5.18.        Transactions with Affiliates.  Except as set forth on Schedule 5.18 or as expressly contemplated by this Agreement, no officer, director or Member of Seller, or any Person with whom any such officer, director or Member has any direct or indirect relation by blood, marriage, or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing, or any current or former Affiliate of Seller has any interest in any contract, arrangement, or understanding with, or relating to, the Business, the Purchased Assets or the Assumed Liabilities.  For purposes of this Agreement, “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.  For purposes of this definition, “Control,” “Controlling,” and “Controlled,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  In addition, for purposes of this definition, “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, Governmental Authority or similar entity.

5.19.        Customer Relations.  Schedule 5.19 contains a complete and accurate list, as of the date hereof, of the names and addresses of all of the customers of the Business (collectively, the “Customers”).  Seller maintains good relations with each of its Customers, and, to the knowledge of Seller, no event has occurred that would constitute a default, or event of default, or event which with or without due notice or lapse of time or both would constitute a default or event of default or would materially and adversely affect Seller’s relations with any such Customer.  Except as set forth in Schedule 5.19, no Customer (or former customer) during the last 12 months has asserted a default, canceled, terminated or made any threat to assert a default, cancel or otherwise terminate its contract or, in the case of Customers (or former customers), to decrease its usage of Seller’s services or products.  Seller has received no notice and has no knowledge to the effect that any current Customer may terminate or materially alter its business relations with Seller, as a result of the past actions or inactions by Seller, as a result of the transactions contemplated by this Agreement or otherwise.

5.20.       Nondisclosed Payments; Ethical Practices.  Neither Seller nor the officers, directors or members of Seller, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed in Seller’s books and records in connection with or in any way relating to or affecting Seller or the Business.  Neither Seller nor any representative thereof has offered or given, and Seller has no knowledge of any Person that has offered or given on its behalf, anything of value to:  (a) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (b) any Customer or member of any Governmental Authority; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Customer, member of any Governmental Authority or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Authority or instrumentality thereof to affect or influence any act or decision of such Governmental Authority or instrumentality to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person.

5.21.        Brokers, Finders and Investment Bankers.  Neither Seller nor any Member nor any Principal has employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees in connection with the transactions contemplated herein.

5.22.       Disclosure.  No representation, warranty or covenant made by Seller, any Member or any Principal in this Agreement (including the schedules hereto) contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

For purposes of this Agreement, “knowledge of Seller,” “Seller’s knowledge” and any similar terms mean the actual knowledge (after reasonable inquiry) of either of Collins or Ceccorulli.  For purposes of the representations and warranties set forth in Sections 5.3, 5.5, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.20, and 5.21, “Seller” shall mean Seller, the Subsidiary, and any direct or indirect subsidiary of Seller or the Subsidiary at any time.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1.           Organization, Power and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

6.2.           Authority.  Buyer has all necessary power and authority to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered pursuant hereto, and Buyer has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder, respectively.  This Agreement has been duly executed and delivered by Buyer, and constitutes the valid and binding agreement of Buyer enforceable in accordance with its terms.

6.3.           No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) will constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon, any of the assets owned or used by Buyer under: (i) any term or provision of the Certificate of Incorporation or By-Laws (or other organic document) of Buyer; (ii) any judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Buyer; (iii) any statute or law applicable to Buyer; or (iv) any contract, agreement, indenture, lease or other commitment to which Buyer is a party or by which Buyer is bound; or (b) will cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

6.4.           Disclosure.  No representation or warranty of Buyer made hereunder or in any certificate, statement or other document delivered by or on behalf of Buyer hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

6.5.           Seller Customers.  As of the date hereof, to Buyer’s knowledge, Buyer does not have a business relationship with any of Seller’s Customers (as defined in Section 5.19) where such relationship is likely to cause a termination of any of an Assumed Contract by such Customer.

For purposes of this Agreement, “Buyer’s knowledge” and any similar terms mean the actual knowledge (after reasonable inquiry) of any of the executive officers of Buyer.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1.           Access to Information.  Seller shall afford the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of Seller as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article XI have been satisfied.  Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller.  No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller, the Members and the Principals hereunder.

7.2.           Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)           Each party hereto shall refrain from taking any action which would render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date.  Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)           Seller will notify Buyer of (i) any material adverse change in the condition of the Purchased Assets or the Business, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Assumed Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

7.3.           Consents of Third Parties.  Seller will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Assumed Contract required to be obtained to assign or transfer any such Agreements to Buyer or to otherwise satisfy the condition set forth in Section 11.4.  In connection with the foregoing, Seller shall deliver to each party to any Assumed Contract, within one business day following the date hereof, a notice of assignment sufficient to effect the assignment of the Assumed Contract to Buyer following the expiration of any applicable notice period.  Neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals.  Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer.  During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3.

7.4.           Merger of the Subsidiary.  Seller shall take all actions necessary, and shall cause the Subsidiary to take all actions necessary, to cause the Subsidiary to be merged with and into Seller.

7.5.           Operations Prior to the Closing Date.  Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated.  Consistent with the foregoing, Seller shall keep and maintain the Purchased Assets in good operating condition and repair and shall use its best efforts consistent with good business practice to maintain the business organization of Seller intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with Seller.  In connection therewith, Seller shall not attempt to persuade any employee or agent of Seller to terminate his or her relationship with Seller or not to commence employment with Buyer after the Closing.

7.6.           Non-Solicitation.  During the period commencing on the date hereof and continuing until the termination of this Agreement, none of Seller nor any of the Members or the Principals (the “Restricted Parties”) will provide or permit their respective representatives (a) to provide any information with respect to Seller or the Business to any Person who has identified itself as a prospective purchaser of Seller or a prospective purchaser or licensor of any of Seller’s assets (other than in the conduct of Seller’s Business in the ordinary course); (b) to solicit or discuss any transaction relating to any sale, license (other than in the ordinary conduct of Seller’s Business in the ordinary course) or change in control of any of the capital stock, Business or assets of Seller, any merger of Seller with or into any other entity, any corporate reorganization relating to any or all of Seller or its assets or indebtedness or any other significant corporate transaction involving Seller.  Seller and each of the Members and Principals further agrees to notify Buyer promptly if any third party makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

ARTICLE VIII

INDEMNIFICATION

8.1.           Indemnification of Buyer.  Seller, the Members and the Principals covenant and agree with Buyer that they jointly and severally shall reimburse, defend, indemnify and hold harmless Buyer, its affiliates and their respective officers, directors, agents, employees and stockholders (collectively, the “Buyer Indemnified Parties”) from and against any liability, loss, damage or expense (including, but not limited to, reasonable attorneys’ and accountants’ fees and expenses), whether or not resulting from third party claims, suffered by any of the Buyer Indemnified Parties, which exists, arises out of or results from:

(i)           any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Buyer herein or in any agreement or certificate provided in connection with this Agreement, or any nonfulfillment of any covenant or agreement of Seller, the Members or the Principals under this Agreement or any of the Exhibits hereto;

(ii)           any liability or obligation of Seller, the Members or the Principals that is not an Assumed Liability;

(iii)           any claim by any third party that the transactions contemplated by this Agreement interfere with, or otherwise violate any right of such third party;

(iv)           any fees, expenses or other payments incurred or owed by Seller, the Members or the Principals to any attorneys, accountants, brokers or comparable third parties retained or employed by it in connection with closing the transactions contemplated by this Agreement;

(v)           any failure to comply with any applicable statutory provisions relating to bulk sales and transfers or tax clearances, if applicable;

(vi)           any claim made by any third party alleging facts which, if true, would entitle any of the Buyer Indemnified Parties to indemnification pursuant to this Section 8.1; or

(vii)           any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by any of the Buyer Indemnified Parties resulting from the circumstances described in Sections 8.1(i) through (vi) above;

provided, however, that Seller, the Members and the Principals shall be required to indemnify and hold harmless under Sections 8.1(i), (ii), (iv), (v), (vi) and (vii) with respect to any liability, loss, damage or expense incurred by Buyer Indemnified Parties only if the aggregate amount of any liability, loss, damage or expense suffered by Buyer Indemnified Parties exceeds $50,000, but if in excess of $50,000, then for the entire amount of such liabilities, losses, damages or expenses without deduction.

8.2.           Indemnification of Seller.  Buyer covenants and agrees with Seller that Buyer shall reimburse, defend, indemnify and hold harmless Seller, its affiliates, officers, directors, agents, employees including the Principals (collectively, the “Seller Indemnified Parties”) from and against any liability, loss, damage or expense (including, but not limited to, reasonable attorneys’ and accountants’ fees and expenses), whether or not resulting from third party claims, suffered by any of the Seller Indemnified Parties, which exists, arises out of or results from:

(i)           any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Seller herein, or any nonfulfillment of any covenant or agreement of Buyer under this Agreement or any of the Exhibits hereto;

(ii)           any Assumed Liability;

(iii)           any claim against any Seller Indemnified Party by any third party relating to a breach by Buyer of a contractual obligation owed to such third party by Buyer;

(iv)           any fees, expenses or other payments incurred or owed by Buyer to any attorneys, accountants, brokers or comparable third parties retained or employed by it in connection with closing the transactions contemplated by this Agreement;

(v)           any claim made by any third party alleging facts which, if true, would entitle any of the Seller Indemnified Parties to indemnification pursuant to this Section 8.2; or

(vi)           any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by any of the Seller Indemnified Parties resulting from the circumstances described in Sections 8.2(i) through (v) above;

provided, however, that Buyer shall be required to indemnify and hold harmless under Section 8.2 with respect to any liability, loss, damage or expense incurred by Seller Indemnified Parties only if the aggregate amount of any liability, loss, damage or expense suffered by Seller Indemnified Parties exceeds $50,000, but if in excess of $50,000, then for the entire amount of such liabilities, losses, damages or expenses without deduction.

8.3.           Method of Asserting Claims.  Subject to the time periods set forth in Section 8.4 hereof, the party seeking indemnity (“Indemnitee”) will give prompt written notice to the party or parties providing indemnity (“Indemnitor”) of any Claim (as defined below) which it discovers or of which it receives notice after the Closing and which might give rise to a Claim by it against Indemnitor under this Article VII, stating the nature, basis and (to the extent known) amount thereof.  Copies of any papers received in connection with a Claim shall be forwarded to Indemnitor together with the notice of the Claim.  In case of any Claim or suit by a third party or by any governmental body, or any legal administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Article VII, Indemnitor shall be entitled to participate therein, and, to the extent desired by Indemnitor, to assume the defense thereof, and after notice from Indemnitor to Indemnitee of the election to so assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election.  Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to ensure proper and adequate defense of any such suit, claim or proceeding.  Indemnitee will not make any settlement of any Claim which might give rise to liability of an Indemnitor under the indemnity agreement contained in this Article VIII without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld.  If Indemnitor shall desire and be able to effect a bonafide compromise or settlement of any such suit, claim or proceeding at its expense and such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such suit, claim or proceeding and does not provide any form of relief from the Indemnitee other than the payment of money damages or other money payment, and Indemnitee shall unreasonably refuse to consent to such compromise or settlement, then the Indemnitor’s liability under this Article VII with respect to such suit, claim or proceeding shall be limited to the amount so offered in compromise or settlement together with all legal and other expenses which may have been incurred prior to the date on which Indemnitee has refused to consent to such compromise or settlement.  For purposes hereof, the term “Claim” shall mean any claim for which any of the Buyer Indemnified Parties or the Seller Indemnified Parties may be entitled to indemnification pursuant to Sections 8.1 or 8.2 above.

8.4.           Nature and Survival of Representations. All statements made by or on behalf of Seller, any Member or any Principal contained herein or in any of the schedules or exhibits delivered on behalf of Seller, the Members or the Principals to Buyer hereunder shall be deemed to constitute representations and warranties of Seller, the Members and the Principals, regardless of (a) any investigation made by or on behalf of Buyer and (b) who prepared such document.  The representations and warranties made by the parties pursuant to Articles V and VI of this Agreement shall survive the Closing until the 18-month anniversary of the Closing Date, except that the representations and warranties made relating to taxes shall survive until 30 days after the expiration of the statute of limitations applicable to any such tax, and Indemnitee may present Claims pursuant to Section 8.3 until such dates.

8.5.           Injunctive and Other Relief.  Notwithstanding any other provision contained in this Article VIII, each party hereto specifically acknowledges that any breach or attempted breach by any other party of any provision of Article IX of this Agreement would result in irreparable injury to the non-breaching party or parties for which there is no adequate remedy at law.  In the event of a breach of any of the terms and provisions of Article IX, each non-breaching party shall be entitled, in addition to and not in lieu of money damages, to an order (without posting bond) in any suit brought for that purpose to enjoin such other party from violating any of the terms and provisions of such Article.  Pending the hearing and the decision on the application for such order, the damaged party shall be entitled to a temporary restraining order (without posting bond).  The remedies provided under this Section 8.5 shall be without prejudice to any other remedy or remedies available to the injured party under this Agreement or otherwise.

ARTICLE IX

CONFIDENTIAL INFORMATION; NON-COMPETITION

9.1.           Definitions.  For purposes of this Article IX, the following terms shall have the meanings set forth below:

(a)           “Confidential Information” means any data or information of Seller, other than Trade Secrets, which is valuable to Seller and not generally known to competitors, including general business information, industry information, analyses, and other information of a proprietary nature that was developed or compiled by Seller;

(b)           “Restricted Activities” means the development, sale, purchase, license, or distribution of any software products or systems that are a competitive replacement for the Software marketed by the Business, or assisting any third party to engage in such activities;

(c)           “Restricted Entities” means Seller, the Members, the Principals, Mrs. Ceccorulli, and their respective Affiliates.

(d)           “Restricted Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date;

(e)           “Territory” means the United States of America, such area being where Customers and actively sought prospective customers of Seller are located; and

(f)           “Trade Secrets” means information of Seller, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

9.2.           Trade Secrets and Confidential Information.

(a)           Trade Secrets.  Seller and each of the Members and Principals agree not to, and agree to cause all of their respective Affiliates not to, use or disclose any Trade Secrets for so long as the pertinent information remains Trade Secret information (and, in any event, throughout the Restricted Period), regardless of whether the Trade Secrets are in written or tangible form, without the prior written consent of Buyer.  Nothing in this Agreement shall diminish the rights of Buyer regarding the protection of Trade Secrets and other Intellectual Property pursuant to applicable law.

(b)           Confidential Information.  Seller, the Members and the Principals each agree that such Persons will hold in confidence all Confidential Information, and none of such Persons will disclose, publish, or make use of Confidential Information without the prior written consent of Buyer.

9.3.           Noncompetition.

(a)           Acknowledgment.  Seller, the Members and the Principals each acknowledge that Seller conducts the Restricted Activities throughout the Territory and that to protect adequately the interest of Buyer in the Business and the Purchased Assets, it is essential that any noncompetition covenant with respect thereto cover all Restricted Activities and the entire Territory for the duration of the Restricted Period.

(b)           Noncompetition Covenant.  Seller, the Members and the Principals each agree that none of the Restricted Entities will, during the Restricted Period, directly or by assisting others, conduct Restricted Activities in the Territory or otherwise engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, or consulting nature) to any business that conducts any of Restricted Activities in the Territory.  Notwithstanding anything in this Agreement to the contrary, such persons may collectively acquire up to two percent (2%) of any company whose common stock is publicly traded on a national securities exchange.

(c)           Nonsolicitation.  Seller, the Members and the Principals hereby jointly and severally agree that none of the Restricted Entities will, during the Restricted Period, directly or by assisting others:

(i)           solicit or attempt to solicit, any business from any of Seller’s Customers existing as of the Closing Date or during the one-year period prior to the Closing Date, including actively sought prospective customers, for purposes of providing products or services that are a competitive replacement for any product or service provided or marketed by Seller; or

(ii)           hire, recruit, or solicit or attempt to hire, recruit, or solicit, on behalf of Seller or on behalf of any other Person, any employee or independent contractor of Buyer.

9.4.           Severability.  If a judicial determination is made that any of the provisions of this Article IX constitutes an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Article IX shall be rendered void only to the extent that such determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller.  In this regard, Seller hereby agrees that any judicial authority construing this Article IX shall be empowered to sever or modify any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Article IX to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed or modified by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Article IX is determined not to be specifically enforceable, Buyer shall nevertheless be entitled to recover monetary damages as a result of any breach of any such provision by Seller.

ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS

10.1.        Employee Matters.  The parties hereto acknowledge that, (i) in addition to the Principals with whom Buyer is entering into the Employment Agreements, Buyer will offer employment to the employees of Seller identified on Schedule 10.1, at the salary set forth opposite each such employee’s name on Schedule 10.1 and on such other terms and conditions as shall be mutually agreed upon between each such employee and Buyer, and (ii) except with respect to the Principals with whom Buyer is entering into the Employment Agreements, Buyer’s employment of any employee in accordance with this Section 10.1 shall be at will and terminable at Buyer’s sole discretion.  The parties agree that all employer responsibilities, costs, and liabilities, including those under any severance agreements or arrangements, for any employees of Seller or other Seller Personnel, including those terminated prior to the Closing Date, shall be and remain the exclusive responsibility, cost, and liability of Seller.  Seller shall assist and cooperate with Buyer in all respects in connection with the employee matters set forth in this Section 10.1 and elsewhere in this Agreement, including providing such information relating thereto as may be reasonably requested by Buyer from time to time.

10.2.        Public Announcements.  Buyer shall coordinate any public announcements regarding this Agreement or the transactions contemplated by this Agreement to the financial community, government agencies, employees, or the general public.  Neither Seller nor any Member nor any Principal shall make any such public announcement without the written consent of Buyer, except as required by applicable law, Government Authority or the rules of any applicable securities exchange.  Buyer shall consult with Seller in good faith before issuing any such public announcement.

10.3.         Access to Properties and Records.

(a)           For a period of seven years after the Closing Date, Buyer will afford and cause to be afforded to Seller, the Members and the Principals access to all of the pre-Closing books and records of Buyer to the extent that such access may reasonably be required by Seller, the Members or the Principals in connection with preparation of tax returns or financial statements or in connection with a legal dispute or judicial proceeding covering periods prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller, the Members and the Principals shall be solely responsible for any costs or expenses incurred by any of them pursuant to this Section 10.3(a).  If Buyer shall desire to destroy any such books and records prior to the expiration of such seven-year period, Buyer shall, prior to such destruction, give each of Seller, the Members and the Principals a reasonable opportunity, at their respective expense, to segregate, remove and store the books and records to be destroyed, or any of them, as determined by Seller, the Members and the Principals.

(b)           For a period of three years after the Closing Date, Seller, the Members and the Principals will afford and cause to be afforded to Buyer (i) such access during normal business hours, upon reasonable prior notice, to such books and records of Seller as Buyer may reasonably request in connection with matters relating to Seller for periods ending on or prior to the Closing Date; and (ii) such assistance in locating and copying such books and records as Buyer may reasonably request.  If Seller, the Members or the Principals shall desire to destroy any such books and records prior to the expiration of such three-year period, such party shall, prior to such destruction, give Buyer a reasonable opportunity, at its expense, to segregate, remove and store the books and records to be destroyed, or any of them, as determined by Buyer.

10.4.         Payment of Debts.  Commencing as of the Closing Date, the Members and the Principals shall cause Seller to pay as and when due all of Seller’s debts and obligations existing as of the Closing Date that are not assumed by Buyer hereunder; provided, however, that the foregoing shall not prevent Seller, the Members or the Principals from contesting in good faith any such debts or obligations.

10.5.         Right of Offset.  Buyer shall be entitled to offset any Claims or any portion of any Claim that has not been paid by Seller, the Members or the Principals, against any amounts owing to Seller, the Members or the Principals pursuant to any oral or written agreement to which such entity or person may be a party, including any Incremental Revenue Payment required to be made pursuant to Section 2.4.  If the amounts offset by Buyer hereunder exceed the obligations remaining due to Buyer, Seller, the Members and the Principals shall remain fully liable for such excess amounts, and no exercise of any right of offset hereunder by Buyer shall reduce, eliminate, impair or otherwise affect such liability of Seller, the Members or the Principals, except that the amount of any such liability shall be reduced to the extent of any offsets hereunder.

ARTICLE XI

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

11.1.          No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed (i) on behalf of Seller by an authorized officer of Seller, (ii) by each Member and (iii) by each Principal.

11.2.          No Changes or Destruction of Property.  Between the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Purchased Assets, the Business of Seller or the operations, liabilities, profits, prospects or condition (financial or otherwise) of Seller; (b) no material adverse federal or state legislative or regulatory change affecting the business of Seller or the Business; and (c) no material damage to the Purchased Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed (i) on behalf of Seller by an authorized officer of Seller, (ii) by each Member and (iii) by each Principal.

11.3.           No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

11.4.           Necessary Consents.  Seller shall have received all necessary consents to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which Seller is a party or by which Seller or any of the Purchased Assets is affected or are otherwise necessary to prevent a material adverse change in the Purchased Assets, Seller, or in the Business.  Each of the Assumed Contracts shall have been legally assigned to Buyer pursuant to its terms.

ARTICLE XII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

12.1.         No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

12.2.          No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

ARTICLE XIII

TERMINATION

13.1.       Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)           by the mutual consent of Buyer and Seller;

(b)           by Buyer or Seller if the Closing shall not have occurred on or before November 30, 2007 (or such later date as may be mutually agreed to by Buyer and Seller); provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time;

(c)           by Buyer in the event of any material breach by Seller, any Member or any Principal of any of their respective agreements, representations or warranties contained herein and the failure of such party to cure such breach within three days after receipt of notice from Buyer requesting such breach to be cured;

(d)           by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within three days after receipt of notice from Seller requesting such breach to be cured;

13.2.         Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 13.1 shall give notice of such termination to the other parties to this Agreement.

13.3.         Effect of Termination.

(a)           If this Agreement is terminated by Seller pursuant to Section 13.1(d), then Buyer and Seller shall jointly instruct the Escrow Agent to distribute to Seller the Escrow Amount as liquidated damages in accordance with the terms of the Escrow Agreement.

(b)           If this Agreement is terminated pursuant to any other provision of this Article XIII:

(i)           Buyer and Seller shall jointly instruct the Escrow Agent to distribute to Buyer the Escrow Amount in accordance with the terms of the Escrow Agreement, and

(ii)           all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XIV

GENERAL PROVISIONS

The parties further covenant and agree as follows:

14.1.        Waiver of Terms.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

14.2.        Amendment of Agreement.  This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

14.3.        Payment of Expenses.  Except as otherwise specifically provided in this Agreement, the parties shall each pay its or their own expenses, including, without limitation, the expenses of its or their own counsel, advisors and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

14.4.          Contents of Agreement, Parties in Interest, Assignment.  This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof.  Any previous agreements or understandings between the parties regarding the subject matter hereof, including without limitation, that certain letter agreement, dated August 15, 2007, by and between Buyer and Seller, are merged into and superseded by this Agreement.  All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of, in the case of assignment by Seller, the Members or the Principals, Buyer, or, in the case of assignment by Buyer, Seller, the Members and the Principals, which consent shall not unreasonably be withheld.  Notwithstanding the foregoing, Buyer may assign any of its rights or obligations to a wholly-owned subsidiary of Buyer without the consent of Seller, the Members and the Principals, provided that Buyer remains liable for the performance of such assignee or assignees and notifies Seller, the Members and the Principals of such assignment.

14.5.         Notices.  All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested, telecopier (if a telecopier number is provided), or air courier to the parties set forth below.  Such notices shall be deemed given at the time personally delivered, if delivered by hand or by courier, at the time received, if sent certified or registered mail, and when receipt is acknowledged by telecopy equipment, if telecopied.

If to Buyer:	Mediware Information Systems, Inc.
1900 Spring Road, Suite 450
Oak Brook, IL 60523
Attn: Senior Vice President and General Counsel
Telecopier: (630) 684-0462

If to Seller or
any Member or
Principal:	C/O Herbert Goldman
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, MD 21202

14.6.           Severability.  In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

14.7.           Schedules and Exhibits.  The schedules and exhibits referred to herein and attached hereto are incorporated herein by reference as if fully set forth in the text hereof.

14.8.           Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

14.9.            Headings.  The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.10.          Governing Law; Jurisdiction.  IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  BUYER, SELLER, THE MEMBERS AND THE PRINCIPALS AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN THE COUNTY OF COOK, STATE OF ILLINOIS.  SERVICE OF PROCESS ON BUYER, SELLER, THE MEMBERS OR THE PRINCIPALS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED ABOVE.

14.11.          Waiver of Jury Trial.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

14.12.          Dispute Resolution.

(a)           Dispute.  Any controversy, claim or dispute of whatever nature, whether at law or in equity, including claims for fraud in the inducement (including issues as to arbitrability), arising between Buyer and any of Seller, the Members and the Principals (each, a “Disputing Party”), under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope, validity, or making of this Agreement, whether such claim existed prior to or arises on or after the Closing Date (a “Dispute”), shall be resolved by binding arbitration, unless the Disputing Parties otherwise agree.  The agreement to arbitrate contained in this section shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.  Notwithstanding anything contained herein to the contrary, any disputes involving Incremental Revenue Payments shall be resolved pursuant to the provisions of Section 2.4.

(b)           Arbitration; Submission to Jurisdiction.  Neither Disputing Party shall commence an arbitration proceeding pursuant to the provisions of this Agreement unless such Disputing Party shall first give a written notice (a “Dispute Notice”) to the other Disputing Party setting forth the nature of the Dispute.  The Dispute shall be determined by binding arbitration in Chicago, Illinois within 20 business days after receipt of a Dispute Notice.  The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution (“CPR”) Rules for Non-Administered Arbitration (“CPR Rules”), subject to any modifications contained in this Agreement.  The Dispute shall be determined by one arbitrator.  The Disputing Parties shall agree upon the arbitrator within 10 business days after receipt of a Dispute Notice.  The arbitrator shall be a retired state or federal judge or an attorney with at least 15 years of business litigation experience.  The arbitrator shall be a “neutral” arbitrator and not appointed by either Disputing Party.  If the Disputing Parties are unable to agree upon the arbitrator within such period, the arbitrator shall be selected by CPR in accordance with the CPR Rules.  The arbitrator shall base the award on the “four corners” of the Agreement, and only when the answer to a Dispute is not contained therein, shall the arbitrator look to the governing law designated herein and judicial precedent in accordance with the terms hereof to resolve the Dispute.  Without limiting the foregoing, nothing herein contained shall be deemed to give the arbitrator any authority, power or right to change, modify, add to or subtract from this Agreement (except as expressly provided herein).

(i)           The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including equitable remedies, rescission, specific performance of any obligation created under the Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.  The arbitrator shall award to the prevailing party, if any, as determined by the arbitrators, all of such party’s reasonable expenses.

(ii)           Discovery will be limited to an exchange of directly relevant documents and answers to interrogatories.  The arbitrator shall resolve any discovery disputes.  The arbitrator and counsel of record will have the power of subpoena process as provided by law.  The Disputing Parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

(iii)           The arbitration shall be governed by the substantive laws of the State of Illinois, applicable federal laws and the CPR Rules, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Judgment upon award rendered may be entered in any court having jurisdiction.

(iv)           Except as otherwise required by law or in court proceedings to enforce this Agreement or an award rendered hereunder or to obtain interim relief, the Disputing Parties and the arbitrator agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute.  If either Disputing Party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Disputing Party shall be entitled to be awarded fees and expenses (including reasonable attorneys’ fees) paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

INTEGRATED MARKETING SOLUTIONS, LLC

By:
Name:
Title:

MEDIWARE INFORMATION SYSTEMS, INC.

By:
Name:
Title:

T.J.C. INVESTMENTS, INC.

By:
Name: Todd Collins
Title:

S.M.C., INC.

By:
Name: Scott Ceccorulli
Title:

TODD COLLINS

SCOTT CECCORULLI